Exhibit 8.1

List of Subsidiaries and Affiliated Entities of 51job, Inc.

51net Beijing

51net HR

51net.com Inc.

Beijing Qian Cheng Si Jin Advertising Co., Ltd.

Beijing Run An Information Consultancy Co., Ltd.

Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.

Qianjin Network Information Technology (Shanghai) Co., Ltd.

Shanghai Qianjin Advertising Co., Ltd.

Shanghai Qianjin Zhong Cheng Human Resources Co., Ltd.

Shanghai Wang Cai Advertising Co., Ltd.

Shanghai Wang Ju Advertising Co., Ltd.

Shanghai Wang Ju Human Resource Consulting Co., Ltd.

Wang Jin Information Technology (Shanghai) Co., Ltd.

Wuhan Mei Hao Qian Cheng Advertising Co., Ltd.

Wuhan Wang Cai Information Technology Co., Ltd.